UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 26, 2015 (May 22, 2015)
Date of Report (Date of earliest event reported)

0-16211
(Commission File Number)

DENTSPLY International Inc.
(Exact name of registrant as specified in its charter)

Delaware	39-1434669
(State of Incorporation)	(IRS Employer Identification No.)

221 West Philadelphia Street,
York, Pennsylvania	17405-0872
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(717) 845-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 22, 2015, management of DENTSPLY International Inc. (the “Company”) approved a restructuring plan for portions of its laboratory business within the Dental Consumables, Endodontic and Dental Laboratory Businesses segment. The realignment of the lab business is designed to increase emphasis on innovative prosthetic materials while exiting portions of the lab equipment and fabrication businesses. The majority of the restructuring will be implemented during the remainder of fiscal 2015 and 2016.

As a result of this decision, management expects to record total costs of $33 to $38 million associated with this initiative, the majority of which will be recorded in the second quarter of 2015. Approximately 85% of the costs will be cash outlays, including those relating to severance and employee related costs, and are anticipated to substantially occur during the remainder of 2015. This initiative impacts certain manufacturing operations from two sites in Germany, one of which will be closed and another that will be downsized.
The Company is still finalizing amounts related to this action and it is possible that charges in addition to those described above may be recognized in future periods. The Company will provide additional details in its Form 10-Q for the quarter ended June 30, 2015.
A copy of the Company’s press release announcing this action is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits:

99    DENTSPLY International Inc. press release dated May 26, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENTSPLY International Inc.

By: /s/Christopher T. Clark
President and
Chief Financial Officer

Date: May 26, 2015